UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

REVOLUTIONS MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28629	73-1526138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

670 Marina Drive, 3rd Floor
Charleston, SC 29492
(Address of principal executive offices) (Zip Code)

(843) 971-4848
(Registrant’s telephone number, including area code)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2011, Revolutions Medical Corporation (the “Company”) entered into a security agreement (the “Security Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), related to a $225,000 convertible promissory note issued by the Company in favor of TCA (the “Convertible Note”).  The Security Agreement grants to TCA a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired.

The above description of the Security Agreement does not purport to be complete and is qualified in its entirety by the full text of the document itself.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Convertible Promissory Note

On December 29, 2011, the Company issued the Convertible Note in favor of TCA.  The maturity date of the Convertible Note is January 3, 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum.  The Convertible Note is convertible into shares of the Company’s common stock at a price equal to ninety-five percent (95%) of the average of the two lowest daily volume weighted average prices of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion.  The Convertible Note may be prepaid in whole or in part at the Company’s option without penalty, provided that such partial payments are in the amount of at least $50,000.

The above description of the Convertible Note does not purport to be complete and is qualified in its entirety by the full text of the document itself.

Item 3.02  Unregistered Sales of Equity Securities

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of our securities underlying the Convertible Note pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering, TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about us and its investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONS MEDICAL CORPORATION

Date: January 6, 2012	By:	/s/ Rondald L. Wheet
Name: Rondald L. Wheet
Title: Chief Executive Officer